NEWS RELEASE

NOBLE ENERGY ANNOUNCES ELECTION OF HOLLI C. LADHANI TO BOARD OF DIRECTORS

HOUSTON (October 30, 2017) - Noble Energy, Inc. (NYSE: NBL) (“Noble Energy”) announced today the election of Holli C. Ladhani to its Board of Directors, effective October 26, 2017.

Ms. Ladhani is Chairman, President and Chief Executive Officer of Rockwater Energy Solutions, Inc. (“Rockwater”), a leading provider of comprehensive water management solutions to the unconventional oil and gas industry. She has served as President and Chief Executive Officer since June 2015 and became Chairman in February 2017. She originally joined Rockwater in 2011 as its Chief Financial Officer. Rockwater is expected to close a merger with Select Energy Services, Inc. (“Select”), a publicly-traded water solutions company, in the fourth quarter of 2017, at which time Ms. Ladhani will serve as the President and Chief Executive Officer of Select. Prior to joining Rockwater, Ms. Ladhani served as Chief Financial Officer of Dynegy Inc. (“Dynegy”), and held various other leadership positions within Dynegy. In addition, Ms. Ladhani also held positions of increasing responsibility at PricewaterhouseCoopers LLP. She holds a B.A. in Accounting from Baylor University and an M.B.A (Jones Scholar) from Rice University.

Noble Energy’s Chairman, President and CEO, David L. Stover, commented: “On behalf of Noble Energy’s board, we welcome Holli to the Noble Energy team and look forward to her contributions as a director. Her executive leadership experience, together with her expertise in energy services and finance, will be invaluable in our boardroom.”

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets spanning three continents. Founded more than 80 years ago, the company is committed to safely and responsibly delivering our purpose: Energizing the World, Bettering People’s Lives®. For more information, visit www.nblenergy.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Megan Dolezal
(281) 943-1861
Megan.Dolezal@nblenergy.com

Media Contacts
Reba Reid
(713) 412-8441
media@nblenergy.com